Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FOURTH QUARTER AND
FULL FISCAL YEAR 2012 FINANCIAL RESULTS
ADJUSTED EBITDA OF $27.1 MILLION EXCEEDS THE HIGH END OF THE GUIDANCE RANGE FOR FISCAL 2012 YEAR

Strongest Quarter Ever for the Company’s Current Business
Revenues Up 13%, Adjusted EBITDA Up 45% Over Prior Year Fourth Quarter
Provides Adjusted EBITDA Guidance For Fiscal 2013

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a content and intellectual property company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal fourth quarter and full fiscal year ended August 31, 2012.

The fourth quarter ended August 31, 2012 was the strongest quarter ever for the Company’s current business as consolidated revenues increased 13% to $51.0 million, compared with $45.0 million in the fourth quarter of fiscal 2011.  Adjusted EBITDA for the quarter rose 45% to $9.6 million, compared with $6.6 million in the fourth quarter of fiscal 2011.  The quarter’s performance reflected significant flow-through of revenue to Adjusted EBITDA, with the Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) increasing to 18.9% for the fourth quarter of fiscal 2012 compared with 14.7% in the same quarter of fiscal 2011.

For the full fiscal year ended August 31, 2012, the Company’s consolidated revenues increased $9.7 million, or 6%, to $170.5 million, compared with $160.8 million in fiscal 2011.  Adjusted EBITDA for fiscal 2012 totaled $27.1 million, up $5.9 million, or 28%, compared with fiscal 2011, and the Company’s Adjusted EBITDA margin increased to 15.9% compared with 13.2% for fiscal 2011.

Increased sales, combined with improved operating margins, produced improved operating income and net income for both the fourth quarter and full fiscal year.  For the full fiscal year ended August 31, 2012, income from operations increased by $6.5 million (58%) to $17.6 million compared with income from operations of $11.1 million in fiscal 2011.  Consolidated net income for the full fiscal year ended August 31, 2012 increased to $7.8 million, or $.43 per diluted share, compared with $4.8 million, or $.27 per diluted share, in fiscal 2011.  For the quarter ended August 31, 2012, income from operations increased by $4.4 million (132%) to $7.7 million compared with $3.3 million of income from operations in the fourth quarter of fiscal 2011.  Net income for the fourth quarter of fiscal 2012 totaled $3.4 million, or $.18 per diluted share, compared with $3.0 million, or $.16 per diluted share, in the fourth quarter of fiscal 2011.  Cash flows from operating activities for the fiscal year ended August 31, 2012 was $15.6 million and the Company had cash totaling $11.0 million at August 31, 2012 with no borrowings outstanding on its revolving line of credit facility.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “We are very pleased with the results achieved in our fourth quarter, and for our full fiscal year.  We are encouraged by the significant momentum we are continuing to see in our business, which drove a 14% increase in our Pipeline of Booked Days and Awarded Revenue during the quarter.  We believe we are positioned to achieve continued strong growth in both revenue and profitability in fiscal 2013 and beyond.”

Fourth Quarter Financial Results

The Company’s consolidated sales increased 13% to $51.0 million in the fourth quarter of fiscal 2012 compared with $45.0 million in the fourth quarter of fiscal 2011.  Sales increased through all of the Company’s major sales channels when compared with the prior year.  Sales increased at all of the Company’s U.S./Canada direct offices, including the government services group, during the quarter, which resulted in a 16% increase in sales over the fourth quarter of fiscal 2011.  International direct office sales increased slightly during the quarter, driven by improved sales in Japan, and many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 13% increase in licensee revenues.  The Company’s National Account practices reported a 16% increase in sales, driven by a $2.2 million increase in revenues from the Education practice.  Self-funded marketing revenues, which include public training programs, book sales, audio sales, publication royalties, and delivered speeches, decreased by $0.1 million compared with the prior year primarily due to a planned decrease in public program events, which reduced sales in the fourth quarter of fiscal 2012.

Gross profit increased to $35.0 million compared with $29.5 million, primarily due to increased sales.  The Company’s gross margin improved to 68.6% of sales compared with 65.6% of sales in the prior year, primarily on the strength of increased facilitator sales, several significant intellectual property license sales, and increased international licensee royalty revenues.

Selling, general and administrative expenses (SG&A) increased by $1.4 million compared with the prior year.  However, as a percent of sales, SG&A expenses declined to 50.8% of sales compared with 54.5% in fiscal 2011.  The Company’s SG&A expenses increased primarily due to a $2.3 million increase in associate costs, primarily resulting from additional commission and bonus expense on increased sales and a $0.7 million increase in advertising and promotion expense, mainly for strategic marketing initiatives.  These increases were partially offset by a $1.0 million decrease in share-based compensation as awards granted in the fourth quarter of fiscal 2011 were fully amortized prior to the fourth quarter of fiscal 2012 and by decreased costs in various other areas of the Company’s operations.  Depreciation expense decreased by $0.1 million due to the full depreciation of certain assets and amortization expense declined by $0.2 million compared with the prior year due to the full amortization of certain intangible assets in late fiscal 2011.

Adjusted EBITDA increased 45% to $9.6 million for the quarter.  After the impact of accounting for the discounted net present value of long-term receivables from a related party for $1.4 million, income before income taxes rose to $5.7 million compared with $2.7 million in fiscal 2011.  The Company’s income tax provision for the fourth quarter of fiscal 2012 totaled $2.3 million compared with a $0.3 million income tax benefit recognized in fiscal 2011 as the Company adjusted its annual income tax provision to utilize foreign tax credits for the fiscal year.  Due to the utilization of net operating loss carryforwards, the Company’s cash paid for taxes continues to remain significantly less than its income tax expense.

Fourth Quarter Financial Highlights
•	Consolidated sales grew 13% to $51.0 million, the best ever for the Company’s current business.
•	Sales grew in all of the Company’s major sales channels.
•	Gross profit increased to $35.0 million on increased sales and an improved gross margin.
•	Adjusted EBITDA increased 45% to $9.6 million, compared with $6.6 million in fiscal 2011.
•	Adjusted EBITDA margin increased to 18.9% from 14.7% last year.
•	Net income grew to $3.4 million compared with $3.0 million in the prior year.
•	EPS grew to $.18 per diluted share, from $.16 per diluted share in the fourth quarter of fiscal 2011.
•	Cash and cash equivalents totaled $11.0 million at August 31, 2012 with no borrowings on the Company’s revolving line of credit facility.

Full Fiscal Year 2012 Financial Results

Consolidated sales for the full fiscal year ended August 31, 2012 increased $9.7 million to $170.5 million compared with $160.8 million in fiscal 2011.  Sales increased over the prior year through all of our major delivery channels despite the impact of expected sales declines from government services contracts that totaled $3.4 million in fiscal 2012.  Excluding the impact of decreased government services sales, U.S./Canada direct office sales increased 8% compared with the prior year.  The Company’s sales also increased through all of its other major sales channels for the fiscal year ended August 31, 2012.  Increased sales and improved gross margins led to an increase in gross profit to $112.7 million compared with $103.5 million in fiscal 2011.  Consolidated gross margin increased to 66.1% of sales compared with 64.3% of sales in the prior year, primarily due to increased international licensee revenues, increased facilitator sales, and increased intellectual property license sales.  The Company’s SG&A expenses increased $4.2 million compared with fiscal 2011.  However, as a percent of sales, SG&A expenses declined to 52.5 percent of sales compared with 53.0 percent in the prior year.  The increase in SG&A expenses was primarily due to a $3.2 million increase in associate costs resulting from increased sales commissions and bonuses resulting from improved sales and operating results, and the addition of new sales personnel; a $2.4 million increase in advertising and promotional costs that were primarily related to the launch of our new productivity offering, The 5 Choices to Extraordinary Productivity, and the launch of new strategic marketing initiatives that we believe had a favorable impact on overall fiscal 2012 sales; and a $1.0 million increase in non-cash share-based compensation costs, primarily resulting from performance awards granted in the fourth quarter of fiscal 2011.  These increases were partially offset by decreased rent and utilities costs and decreased legal and other professional services costs.  The Company’s depreciation expense for the fiscal year decreased by $0.4 million, primarily due to the full depreciation of certain capital assets during the third quarter of fiscal 2012.  Amortization expense declined by $1.0 million compared with the prior year due to the full amortization of certain intangible assets in late fiscal 2011.

Adjusted EBITDA increased to $27.1 million, or 28%, compared with $21.2 million in fiscal 2011.  Net income for the fiscal year ended August 31, 2012 totaled $7.8 million, or $.43 per diluted share, compared with $4.8 million, or $.27 per diluted share, in fiscal 2011, primarily on the strength of improved pretax income.

Cash flows from operating activities for the fiscal year ended August 31, 2012 remained consistent with the prior year at $15.6 million.  Although the Company had significantly improved income from operations, cash was used to fund working capital needs related to the increase in accounts receivable resulting from increased sales in the fourth quarter.  The Company expects cash flows from operating activities to improve in future periods as these accounts receivable are collected.  Cash used to purchase property and equipment during fiscal 2012 also remained consistent with the prior year and totaled $2.3 million.

At August 31, 2012, the Company had $11.0 million in cash and cash equivalents, compared with $3.0 million at August 31, 2011.  Net working capital increased to $27.5 million at August 31, 2012 compared with $16.7 million on August 31, 2011 and the Company had no borrowings on its revolving line of credit facility at August 31, 2012.

Common Share Repurchase Plan

During the third quarter of fiscal 2012, the Company’s Board of Directors approved a plan to purchase up to $10.0 million of the Company’s outstanding common stock.  The Company intends to use available cash in excess of $10.0 million to make the purchases.  During the fourth quarter of fiscal 2012, the Company purchased a total of 41,085 shares of common stock for $0.4 million under this plan.  All previously existing common stock repurchase plans were canceled and the new common share repurchase plan does not have an expiration date.

Fiscal 2013 Outlook

Based on its strong fiscal 2012 financial performance and the strength of its booking pace and awarded revenue in the fourth quarter of fiscal 2012, the Company expects Adjusted EBITDA for fiscal 2013 to increase to between $30 million to $32 million.

Earnings Conference Call

On Thursday, November 8, 2012, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter and full fiscal year ended August 31, 2012.  Interested persons may participate by dialing 800-447-0521 (International participants may dial 847-413-3238), access code: 33615310.  Alternatively, a webcast will be accessible at the following Web site: http://www.media-server.com/m/p/mf3s5i9p.  A replay will be available from November 8 (7:30 pm ET) through November 15, 2012 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 33615310#.  The webcast will remain accessible through November 15, 2012 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2013; goals relating to the growth of the Company; and potential common share purchases.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We do not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of our inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
( in thousands, except per share amounts )

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$51,015	$45,013	$170,456	$160,804

Cost of sales	15,999	15,507	57,773	57,330
Gross profit	35,016	29,506	112,683	103,474

Selling, general, and administrative	25,927	24,542	89,462	85,255
Depreciation	768	872	3,142	3,567
Amortization	620	775	2,499	3,540
Income from operations	7,701	3,317	17,580	11,112

Interest expense, net	(600)	(659)	(2,464)	(2,666)
Discount on related party receivable	(1,369)	-	(1,369)	-
Income before income taxes	5,732	2,658	13,747	8,446

Income tax benefit (provision)	(2,333)	326	(5,906)	(3,639)
Net income	$3,399	$2,984	$7,841	$4,807

Net income per common share:
Basic	$0.19	$0.17	$0.44	$0.28
Diluted	0.18	0.16	0.43	0.27

Weighted average common shares:
Basic	17,793	17,336	17,772	17,106
Diluted	18,839	18,342	18,360	17,547

Other data:
Adjusted EBITDA(1)	$9,623	$6,638	$27,056	$21,157

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2012	2011	2012	2011
Reconciliation of net income to Adjusted EBITDA:
Net income	$3,399	$2,984	$7,841	$4,807
Adjustments:
Interest expense, net	600	659	2,464	2,666
Discount on related party receivable	1,369	-	1,369	-
Income tax provision (benefit)	2,333	(326)	5,906	3,639
Amortization	620	775	2,499	3,540
Depreciation	768	872	3,142	3,567
Share-based compensation	534	1,524	3,835	2,788
Severance costs	-	150	-	150

Adjusted EBITDA	$9,623	$6,638	$27,056	$21,157

Adjusted EBITDA margin	18.9%	14.7%	15.9%	13.2%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2012	2011	2012	2011
Sales Detail by Category:
Training and consulting services	$48,579	$42,716	$158,779	$150,976
Products	1,399	1,678	8,456	7,455
Leasing	1,037	619	3,221	2,373

Total	$51,015	$45,013	$170,456	$160,804

Sales Detail by Region/Type:
U.S./Canada direct	$26,458	$22,756	$86,698	$85,397
International direct	8,080	8,041	28,773	27,464
Licensees	3,507	3,109	14,301	12,590
National account practices	10,170	8,769	27,367	22,780
Self-funded marketing	1,497	1,611	8,368	9,013
Other	1,303	727	4,949	3,560

Total	$51,015	$45,013	$170,456	$160,804

FRANKLIN COVEY CO.
Selected Statement of Cash Flows Information
(in thousands and unaudited)

	Fiscal Year Ended
	August 31,	August 31,
	2012	2011

Cash provided by operating activities	$15,562	$15,643

Cash paid for purchases of property and equipment	(2,279)	(2,326)

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands)

	August 31,	August 31,
	2012	2011
Assets	(unaudited)
Current assets:
Cash	$11,011	$3,016
Accounts receivable, less allowance for
doubtful accounts of $851 and $798	38,087	32,412
Receivable from related party	3,588	5,717
Inventories	4,161	4,301
Deferred income taxes	3,634	3,005
Other current assets	3,714	3,605
Total current assets	64,195	52,056

Property and equipment, net	18,496	19,143
Intangible assets, net	59,205	61,703
Goodwill	9,172	9,172
Long-term receivable from related party	3,478	-
Other assets	9,534	9,353
	$164,080	$151,427

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$992	$857
Current portion of bank note payable	2,500	2,292
Accounts payable	7,758	9,154
Income taxes payable	869	285
Accrued liabilities	24,530	22,813
Total current liabilities	36,649	35,401

Financing obligation, less current portion	28,515	29,507
Bank note payable, less current portion	208	2,708
Other liabilities	1,152	411
Deferred income tax liabilities	7,001	4,084
Total liabilities	73,525	72,111

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	182,534	179,515
Common stock warrants	5,260	5,260
Retained earnings	26,110	18,269
Accumulated other comprehensive income	3,410	3,592
Treasury stock at cost, 9,365 and 9,386 shares	(128,112)	(128,673)
Total shareholders' equity	90,555	79,316
	$164,080	$151,427